Exhibit 1.1

NOTE PURCHASE AGREEMENT

dated April 17, 2014

among

THERAVANCE, INC.,

LABA ROYALTY SUB LLC

and

THE PURCHASER NAMED HEREIN

$450,000,000 LABA PHARMASM 9.0% FIXED RATE TERM NOTES DUE 2029

Table of Contents

		Page

ARTICLE I
INTRODUCTORY

Section 1.1	Introductory	1

ARTICLE II
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 2.1	Rules of Construction and Defined Terms	1

ARTICLE III
SALE AND PURCHASE OF ORIGINAL NOTES; CLOSING

Section 3.1	Sale and Purchase of Original Notes; Closing	2

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER

Section 4.1	Purchase for Investment and Restrictions on Resales	3
Section 4.2	Purchaser Status	4
Section 4.3	Source of Funds	4
Section 4.4	Due Diligence	4
Section 4.5	Enforceability of this Note Purchase Agreement	6
Section 4.6	Counterparty; Counterparty Agreement	6
Section 4.7	Confidentiality Agreement	6
Section 4.8	Tax Matters	6
Section 4.9	Reliance for Opinions	7
Section 4.10	Additional Monetizations	7

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THERAVANCE

Section 5.1	Securities Laws	8
Section 5.2	Investment Company Act Matters	8
Section 5.3	Governmental Authorizations	8
Section 5.4	Compliance with ERISA	9
Section 5.5	Use of Proceeds; Margin Regulations	9
Section 5.6	Representations and Warranties Relating to the Issuer	9
Section 5.7	Other Representations and Warranties of Theravance	12

i

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1	True Sale and Non-Consolidation Opinion and Transactional Opinion	13
Section 6.2	Note Purchaser’s Counsel Opinions	13
Section 6.3	Certification as to Note Purchase Agreement	13
Section 6.4	Authorizations	13
Section 6.5	Offering of Original Notes	14
Section 6.6	Use of Proceeds	14
Section 6.7	CUSIP Numbers	14
Section 6.8	Counterparty Agreement	14
Section 6.9	Proceedings	14
Section 6.10	Consummation of Transactions	14
Section 6.11	No Actions	15
Section 6.12	Compliance with Laws	15
Section 6.13	Investment Company Act Matters	15
Section 6.14	No Default; No Event of Default	15

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.1	DTC	15
Section 7.2	Expenses	15
Section 7.3	Cayman Listing	15
Section 7.4	Counterparty Instruction	16
Section 7.5	Filing of Financing Statements	16

ARTICLE VIII
SURVIVAL OF CERTAIN PROVISIONS

Section 8.1	Survival of Certain Provisions	16

ARTICLE IX
NOTICES

Section 9.1	Notices	16

ARTICLE X
SUCCESSORS AND ASSIGNS

Section 10.1	Successors and Assigns	17

ii

ARTICLE XI
SEVERABILITY

Section 11.1	Severability	17

ARTICLE XII
WAIVER OF JURY TRIAL

Section 12.1	WAIVER OF JURY TRIAL	17

ARTICLE XIII
GOVERNING LAW; CONSENT TO JURISDICTION

Section 13.1	Governing Law; Consent to Jurisdiction	17

ARTICLE XIV
COUNTERPARTS

Section 14.1	Counterparts	18

ARTICLE XV
TABLE OF CONTENTS AND HEADINGS

Section 15.1	Table of Contents and Headings	18

ARTICLE XVI
TAX DISCLOSURE

Section 16.1	Tax Disclosure	18

ARTICLE XVII
MISCELLANEOUS

Section 17.1	Limited Recourse	19
Section 17.2	Distribution Reports	19
Section 17.3	Confidentiality	19

Annex A	Rules of Construction and Defined Terms

Schedule 1	Purchaser

Exhibit A	L.E.K. Letter

iii

NOTE PURCHASE AGREEMENT

April 17, 2014

To the Purchaser named in Schedule 1

Ladies and Gentlemen:

LABA Royalty Sub LLC, a Delaware limited liability company, and Theravance, Inc., a Delaware corporation, hereby covenant and agree with you as follows:

ARTICLE I
INTRODUCTORY

Section 1.1                                    Introductory.  The Issuer proposes, subject to the terms and conditions stated herein, to issue and sell to the purchaser named in Schedule 1 (the “Purchaser”) and to the Other Note Purchasers $450,000,000 in aggregate principal amount of the Issuer’s LABA PhaRMASM 9.0% Fixed Rate Term Notes due 2029.  The principal amount of Original Notes to be purchased by the Purchaser pursuant to this Note Purchase Agreement is set forth opposite the Purchaser’s name in Schedule 1.  The Original Notes to be sold to the Purchaser and the Other Note Purchasers are to be issued pursuant to the Indenture.

The Original Notes will be offered and sold to the Purchaser and the Other Note Purchasers (collectively, the “Note Purchasers”) in transactions exempt from the registration requirements of the Securities Act.  The Issuer will use the net proceeds from the offering of the Original Notes to (i) pay the placement fee payable to the Placement Agent and certain other fees and expenses associated with the offering and sale of the Original Notes, (ii) deposit an amount equal to $32,000,000 into the Milestone Payment Reserve Account to cover the Retained Obligation as it becomes due and (iii) pay the remaining amount to the Transferor as a dividend in connection with the sale and contribution of the Transferred Assets to the Issuer pursuant to the Sale and Contribution Agreement.

ARTICLE II
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 2.1                                    Rules of Construction and Defined Terms.  The rules of construction set forth in Annex A shall apply to this Note Purchase Agreement and are hereby incorporated by reference into this Note Purchase Agreement as if set forth fully in this Note Purchase Agreement.  Capitalized terms used but not otherwise defined in this Note Purchase Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Note Purchase Agreement as if set forth fully in this Note Purchase Agreement.  Not all terms defined in Annex A are used in this Note Purchase Agreement.

ARTICLE III
SALE AND PURCHASE OF ORIGINAL NOTES; CLOSING

Section 3.1                                    Sale and Purchase of Original Notes; Closing.  On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Note Purchase Agreement, the Issuer will issue and sell the Original Notes to the Purchaser, and the Purchaser will purchase, the principal amount of Original Notes set forth opposite its name on Schedule 1.  The Purchaser will purchase such principal amount of Original Notes at a purchase price equal to 100% of the principal amount thereof (the “Price”).  Contemporaneously with entering into this Note Purchase Agreement, the Issuer is entering into separate Note Purchase Agreements (the “Other Agreements”) substantially identical to this Note Purchase Agreement with other note purchasers (the “Other Note Purchasers”), providing for the sale on the Closing Date to each of the Other Note Purchasers of Original Notes in the principal amount specified opposite its name in Schedule 1 to such Other Agreement, at a purchase price equal to 100% of the principal amount thereof (the “Other Prices” and, together with the Price, the “Note Purchase Price”).  The Issuer shall not be obligated to deliver, and no Note Purchaser shall be required to purchase, any of the Original Notes except upon delivery of and payment for all the Original Notes to be purchased on the Closing Date.

On the Closing Date, the Issuer will deliver one or more Global Notes for the account of DTC evidencing the aggregate principal amount of Original Notes to be acquired by all Note Purchasers pursuant to the Note Purchase Agreements.  The Issuer will deliver such Global Notes to DTC against payment by each such Note Purchaser of its respective portion of the aggregate Note Purchase Price for its beneficial interest therein by wire transfer of immediately available funds to the Trustee Closing Account.  Delivery to each Note Purchaser of the Original Notes shall be made through the facilities of DTC on the Closing Date, upon payment therefor by each such Note Purchaser of its respective portion of the aggregate Note Purchase Price by wire transfer of immediately available funds to the Trustee Closing Account.  The Issuer shall cause the Trustee to hold all such funds in trust for the Note Purchasers pending completion of the closing of the transactions contemplated by this Note Purchase Agreement.  Upon receipt by the Trustee of the aggregate Note Purchase Price from all Note Purchasers and the satisfaction of the conditions to closing set forth in Article VI, the Issuer shall cause the Trustee to disburse the Note Purchase Price in accordance with Section 3.3 of the Indenture.  If the aggregate Note Purchase Price shall not have been received by the Trustee by 3:30 p.m. (New York City time) on the Closing Date, or if the closing of the transactions contemplated by the Note Purchase Agreements shall not otherwise be capable of being consummated by 3:30 p.m. (New York City time) on the Closing Date, then each Note Purchaser who has paid its respective portion of the Note Purchase Price shall have the right to instruct the Trustee in writing at or after 3:30 p.m. (New York City time) on the Closing Date to return, and the Issuer shall cause the Trustee to return, such portion of the Note Purchase Price to such Note Purchaser prior to the close of business on the Closing Date or as soon thereafter as reasonably practicable.

If the Global Notes shall not be tendered for the benefit of any Note Purchaser in accordance with the foregoing provisions of this Section 3.1, or any of the conditions specified in Article VI shall not have been fulfilled to the satisfaction of any Note Purchaser, such Note

Purchaser shall, at its election, be relieved of all obligations (other than confidentiality obligations) under the applicable Note Purchase Agreement.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER

The Purchaser agrees and acknowledges that (x) the Issuer and Theravance and respective counsel to the Issuer and Theravance and counsel to the Placement Agent may rely upon the accuracy and performance of the representations, warranties and agreements of the Purchaser contained in this Article IV and (y) the Placement Agent may rely upon the accuracy and performance of the representations, warranties and agreements of the Purchaser contained in Sections 4.1, 4.2 and 4.4.

Section 4.1                                    Purchase for Investment and Restrictions on Resales.  The Purchaser:

(a)                acknowledges that the Original Notes have not been and will not be registered under the Securities Act or the Applicable Laws of any U.S. state or other jurisdiction relating to securities matters other than on the official list of the Cayman Islands Stock Exchange and may not be offered, sold, pledged or otherwise transferred except as set forth in the Memorandum, the Indenture and the legend regarding transfers on its Original Notes;

(b)                agrees that, if it should resell or otherwise transfer the Original Notes, in whole or in part, it will do so only pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and any other Applicable Laws relating to securities matters, including the Investment Company Act, the respective rules and regulations promulgated under any of the foregoing and the provisions of this Note Purchase Agreement, and only to a Person whom it reasonably believes, at the time any buy order for such Original Notes is originated, is (i) Theravance, the Issuer or any of their respective subsidiaries or (ii) a Qualified Purchaser who is not a Restricted Party that (x) is a QIB that purchases for its own account or for the account of a QIB, to whom notice is given that the transfer is being made in reliance on Rule 144A or (y) is a Non-U.S. Person outside the United States in an offshore transaction in compliance with Rule 903 or 904 of Regulation S (if available);

(c)                 agrees that it will give to each Person to whom it transfers the Original Notes, in whole or in part, notice of the restrictions on transfer of the Original Notes;

(d)                agrees that it will cause any Person to whom it intends to transfer (or any prospective purchaser of) the Original Notes to execute and deliver to the Issuer a confidentiality agreement in the form attached as Exhibit B to the Indenture or in the form of the confidentiality agreement referenced in Schedule 1 and agrees not to make available or disclose any Information (as defined in Exhibit B to the Indenture) to such Person until such confidentiality agreement is so executed and delivered (and the parties hereto acknowledge and agree that after such Person executes and delivers such confidentiality agreement the Purchaser and its Affiliates (other than such Person if such Person is an Affiliate of the Purchaser) shall not be liable in respect of the actions or omissions to act of such Person with respect to such information), and the Purchaser otherwise agrees to comply with the procedures relating to the execution and delivery of such confidentiality agreement set forth in the Indenture;

(e)                 acknowledges the restrictions and requirements applicable to transfers of the Original Notes described under the heading “Transfer Restrictions” in the Memorandum and contained in the Indenture and agrees that it will only offer or sell the Original Notes in accordance with such section and the Indenture and only to Permitted Holders; and

(f)                  represents that it is purchasing the Original Notes for investment purposes and not with a view to resale or distribution thereof in contravention of the requirements of the Securities Act.

Section 4.2                                    Purchaser Status.  The Purchaser represents and warrants that, as of the date hereof, it is a Qualified Purchaser that is not a Restricted Party and (i) a QIB and is purchasing the Original Notes for its own account or for the account of a QIB, (ii) a Non-U.S. Person or (iii) an Institutional Accredited Investor.

Section 4.3                                    Source of Funds.  The Purchaser represents, warrants and covenants that either:

(a)                it is not a Plan and is not acting on behalf of a Plan or using Plan Assets to purchase an Original Note; or

(b)                it is a Plan or is acting on behalf of a Plan or using Plan Assets to purchase an Original Note but the purchase and holding of such Original Note will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, by reason of the application of one or more statutory or administrative exemptions or otherwise, and will not constitute or result in a violation of any Similar Laws.

Section 4.4                                    Due Diligence.  The Purchaser acknowledges and agrees that: (i) the Counterparty Agreement generally imposes confidentiality obligations on information relating to or generated in connection with the agreement and performance thereunder, and, accordingly, the Purchaser has made, either alone or together with its advisors, such independent investigation of the Issuer, Theravance, in its individual capacity and in its capacity as the Servicer, Counterparty and their respective businesses, financial condition, prospects, managements, assets, obligations and related matters, and such separate and independent investigation of the Transferred Assets, as the Purchaser deems to be, or such advisors have advised to be, necessary or advisable in connection with the purchase of the Original Notes pursuant to the transactions contemplated by this Note Purchase Agreement, (ii) it and its advisors have received all information and data that it and such advisors believe to be necessary in order to reach an informed decision as to the advisability of the purchase of the Original Notes pursuant to the transactions contemplated by this Note Purchase Agreement, (iii) it understands the nature of the potential risks and potential rewards of the purchase of the Original Notes, (iv) it is a sophisticated investor with investment experience and has the ability to bear complete loss of its investment, whether as a result of an Event of Default on the Original Notes, any termination of the Counterparty Agreement, any delay, reduction or termination of the Retained Royalty Payments, any breach of the

Counterparty Agreement by the Counterparty or any liquidation or winding up of the Issuer or otherwise, (v) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Original Notes and can bear the economic risks of investing in the Original Notes for an indefinite period of time, including the complete loss of its investment, (vi) it has received and reviewed the Memorandum,  (vii) it has been furnished by the Issuer with an opportunity to review the Transaction Documents, (viii) it has had an opportunity to review the redacted copy of the Counterparty Agreement and amendments thereto, a copy of the Master Agreement and any other information provided in the dataroom relating to the offer of the Original Notes, (ix) neither the Issuer nor Theravance shall have any obligation or liability with respect to the allocations of resources, scope, intensity and duration of efforts or decisions and judgments made in connection with development and commercialization (including acts or omissions that result in, or increase the likelihood of, greater or lesser commercial success):  (A) with respect to, or as among, any Products or (B) as among any one or more Products, on the one hand, and any Excluded Products, other products or therapeutically active components, on the other hand and (x) the Issuer, Theravance, and their respective Affiliates have in their possession, and in the future may come into possession of, and the Placement Agent, its Affiliates and any other Person, may now or in the future have in their possession, other projections, forecasts and estimates with respect to Theravance, the Products, the market in which the Products compete, the Issuer or other related matters that differ from the projections, forecasts and estimates provided in the Memorandum and in the report of L.E.K. Consulting LLC (the “Independent Consultant”) with respect to the Products that is provided in the dataroom (the “ Independent Consultant’s Report”).  The other projections, forecasts and estimates of the Issuer, Theravance, and their respective Affiliates are confidential and have not been made available to the Independent Consultant.  In addition, there are also various projections, forecasts and estimates prepared by analysts and other third parties with respect to Theravance, the Products, the market in which the Products compete, the Issuer and other related matters.  Some of the projections, forecasts and estimates described above are materially more optimistic than those in the Independent Consultant’s Report and the Memorandum and others are materially more pessimistic than those in the Independent Consultant’s Report and the Memorandum.  The Purchaser acknowledges that it has obtained its own attorneys, business advisors and tax advisors as to legal, business and tax advice (or has decided not to obtain such advice) and has not relied in any respect on the Issuer, Theravance or the Placement Agent for such advice.  The Purchaser further acknowledges and agrees that: (i) except as expressly set forth in this Note Purchase Agreement or the other Transaction Documents, neither the Issuer nor Theravance makes any representation or warranty with respect to any information, documents or materials furnished or made available to the Purchaser or any of its Affiliates in any presentation, interview or in any other form or manner relating to this Note Purchase Agreement, the other Transaction Documents or the Counterparty Agreement and (ii) neither the Issuer nor Theravance makes any implied representations or warranties whatsoever, including as to the future amount or potential amount of the Retained Royalty Payments, the creditworthiness of the Counterparty or any of its Affiliates or any other matter.  Except for (A) the representations, warranties and covenants made by the Issuer and Theravance in this Note Purchase Agreement and the other Transaction Documents, (B) the legal opinions provided to the Trustee or the Note Purchasers in connection with the transactions contemplated by the

Transaction Documents and (C) the information in the Memorandum, the Purchaser is relying on its own investigation and analysis in entering into the transactions contemplated hereby.

Section 4.5                                    Enforceability of this Note Purchase Agreement.  This Note Purchase Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid, legally binding and enforceable obligations of the Purchaser, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.6                                    Counterparty; Counterparty Agreement.  The Purchaser acknowledges and agrees that Counterparty is not a party to the transactions to which this Note Purchase Agreement relates, Counterparty has not participated in the preparation of any document related thereto, including the Memorandum, and Counterparty does not make any representations or warranties whatsoever with respect to the Counterparty Agreement, the transactions contemplated by the Memorandum or the Transaction Documents, including the issuance of the Original Notes by the Issuer, the value thereof, the value of the rights transferred by Theravance to the Issuer with respect thereto, the risks associated therewith or any other matter whatsoever.  The Purchaser further acknowledges and agrees that neither the Purchaser nor the Trustee on the Purchaser’s behalf shall have any rights under the Counterparty Agreement or be a third party beneficiary of the Counterparty Agreement nor shall the Purchaser or the Trustee on the Purchaser’s behalf have any right to assert any claim against any of the Issuer, Theravance, the Counterparty or any other Person under the Counterparty Agreement.

Section 4.7                                    Confidentiality Agreement.  The Purchaser acknowledges and agrees that it is bound by the terms and conditions of the confidentiality agreement referenced in Schedule 1 (including, if the Purchaser is not a party thereto, as if it were a party thereto), agrees to execute any documents reasonably requested by the Issuer to evidence such obligation and acknowledges and agrees that such confidentiality agreement remains in effect and will survive the execution and delivery of this Note Purchase Agreement and the closing of the purchase of the Original Notes pursuant to its terms.

Section 4.8                                    Tax Matters.

(a)                Except as otherwise required by Applicable Law, the Purchaser agrees to treat, and shall treat, the Original Notes as indebtedness of the Issuer for U.S. federal income tax purposes.

(b)                The Purchaser understands and acknowledges that failure to provide the Issuer, the Trustee or any Paying Agent with the applicable U.S. federal income tax certifications (generally, an IRS Form W-9 (or successor applicable form) in the case of a Person that is a United States person (within the meaning of Section 7701(a)(30) of the Code) or an appropriate IRS Form W-8 (or successor applicable form) in the case of a Person that is not a United States person (within the meaning of Section 7701(a)(30) of the Code)) may result in U.S. federal back-up withholding from payments in respect of the Original Notes.

Section 4.9                                    Reliance for Opinions.  The Purchaser acknowledges and agrees that the Issuer and Theravance and, for purposes of the opinions to be delivered to the Purchaser pursuant to Sections 6.1 and 6.2 (to the extent such opinions relate to exemptions from registration and prospectus requirements under Applicable Law), counsel for the Issuer and Theravance and counsel for the Note Purchasers, respectively, may rely, without any independent verification thereof, upon the accuracy of the representations and warranties of the Purchaser, and compliance by the Purchaser with its agreements, contained in Sections 4.1, 4.2, 4.3 and 4.4, and the Purchaser hereby consents to such reliance.

Section 4.10                             Additional Monetizations.  The Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained in any Transaction Document (i) the Issuer shall be entitled to acquire, hold, service, sell, transfer, assign, participate, pledge, collateralize, securitize and otherwise monetize, in whole or in part, royalty interests and other payments (that are not Retained Royalty Payments) derived directly or indirectly from the exploitation of intellectual property related to pharmaceutical products, including the remaining undivided percentage interest in the Royalty Payments and other amounts payable to Theravance or the Issuer pursuant to the Counterparty Agreement that do not constitute the Retained Royalty Payments, (ii) the Issuer shall be entitled to issue additional series of notes or other evidence of indebtedness in connection therewith and enter into additional indentures, loan and security agreements, loan agreements, credit agreements, purchase and sale agreements, warehouse agreements or other agreements in connection therewith, (iii) the Issuer shall be entitled to pledge its right to enforce the representations, warranties and covenants made by the Transferor under the Sale and Contribution Agreement and the Servicer under the Servicing Agreement and any and all proceeds thereof as collateral in connection with any sale, participation, transfer, assignment, collateralization, securitization or monetization, in whole or in part, of the remaining undivided percentage interest in the Royalty Payments that do not constitute the Retained Royalty Payments and the other amounts payable to Theravance or the Issuer pursuant to the Counterparty Agreement that do not constitute the Retained Royalty Payments and all proceeds and products thereof (so long as the ability to enforce such rights (x) does not adversely affect the Retained Royalty Payments or the Original Notes, for which purpose if such pledge (and the related remedies for enforcement thereof) is on substantially similar terms as the pledge under the Indenture but with respect to the property encumbered by such pledge, it shall be deemed not to adversely affect the Retained Royalty Payments or the Original Notes and (y) is no greater than the ability to enforce such rights under the Indenture) and (iv) the representations, warranties, covenants and agreements made by the Issuer hereunder and under the other Transaction Documents to which it is a party including the covenants made by the Issuer under Sections 5.2(h), 5.2(j)(iv) and (v), 5.2(m) and 5.2(o) of the Indenture, shall not limit the right of the Issuer to issue such additional series of notes or other evidence of indebtedness or enter into such other indentures, loan and security agreements, loan agreements, credit agreements, purchase and sale agreements, warehouse agreements or other agreements in connection therewith or to exercise its rights and perform its duties and obligations thereunder (provided, that any such actions will not adversely affect the Retained Royalty Payments or the Original Notes).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THERAVANCE

Each of the Issuer and Theravance, jointly and severally, represents and warrants to the Purchaser as follows:

Section 5.1                                    Securities Laws.

(a)                No securities of the same class (within the meaning of Rule 144A(d)(3)(i) under the Securities Act) as the Original Notes have been issued and sold by the Issuer within the six-month period immediately prior to the date hereof.

(b)                Assuming the accuracy of the statements in the certificate to be delivered by the Placement Agent pursuant to Section 6.5, neither the Issuer or Theravance nor any affiliate (as defined in Rule 144 under the Securities Act) of the Issuer or Theravance has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) that is or will be integrated with the sale of the Original Notes in a manner that would require the registration under the Securities Act of the Original Notes or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Original Notes (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, including publication or release of articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television, radio or internet, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c)                 Assuming the accuracy of the representations and warranties of the Note Purchasers in each Note Purchase Agreement and assuming the accuracy of the statements in the certificate to be delivered by the Placement Agent pursuant to Section 6.5, (i) the Indenture is not required to be qualified under the Trust Indenture Act and (ii) no registration under the Securities Act of the Original Notes is required in connection with the sale of the Original Notes to the Note Purchasers as contemplated by the Note Purchase Agreements.

Section 5.2                                    Investment Company Act Matters.  Assuming the accuracy of the representations and warranties of the Note Purchasers in each Note Purchase Agreement and after giving effect to the offering and sale of the Original Notes and the purchase by the Issuer of the Transferred Assets, the Issuer will not be required to register as an “investment company” within the meaning of the Investment Company Act.

Section 5.3                                    Governmental Authorizations.  The execution and delivery by the Issuer or Theravance of the Transaction Documents to which the Issuer or Theravance is party, the performance by the Issuer or Theravance of its obligations thereunder and the consummation of any of the transactions contemplated thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority, except for the filing of a Current Report on Form 8-K with the SEC, the filing of UCC financing statements, those previously obtained and those the failure of which to be obtained or made would not be a Material Adverse Change.

Section 5.4                                    Compliance with ERISA.  The Issuer does not currently maintain and has not maintained any Plan.  Each Plan maintained by Theravance has been operated and administered substantially in compliance with Applicable Law.  Neither the Issuer nor Theravance has incurred any material liability or penalty or could be reasonably expected to incur any material liability or penalty pursuant to Title I or IV of ERISA or (with respect to its respective Plans, if any) pursuant to the Code.  None of the Issuer, Theravance or any trade or business that is treated as a single employer with the Issuer or Theravance under Section 414 of the Code currently maintains or has maintained a pension plan that is subject to Title IV of ERISA.  The execution and delivery of this Note Purchase Agreement and the issuance and sale of the Original Notes hereunder will not involve any non-exempt prohibited transaction described in Section 406(a)(1)(A)-(D) of ERISA or Section 4975(c)(1)(A)-(D) of the Code.  The representation by the Issuer and Theravance in the preceding sentence is made in reliance upon and subject to the accuracy of the Note Purchasers’ representation in Section 4.3 of each Note Purchase Agreement as to the sources of the funds used to pay the Note Purchase Price of the Original Notes to be purchased by the Note Purchasers.

Section 5.5                                    Use of Proceeds; Margin Regulations.  Neither Theravance nor the Issuer is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price or the proceeds of the sale of the Original Notes shall be used by Theravance or the Issuer, as applicable, for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 5.6                                    Representations and Warranties Relating to the Issuer.

(a)                The Issuer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Transaction Documents to which it is a party.  The Issuer is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).  The Issuer is not in liquidation or bankruptcy and has not become subject to a Voluntary Bankruptcy or an Involuntary Bankruptcy.

(b)                The Issuer has not engaged in any activities or become subject to any Losses or other obligations since its organization (other than those activities and Losses incidental to (i) its organization and permitted by the Issuer Organizational Documents or (ii) the execution and performance of the Counterparty Agreement and the Transaction Documents to which it is a party and the activities referred to in or contemplated by such agreements), assuming, in respect of Losses or other obligations since its organization, the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement.  The Issuer has not made any distributions since its organization.

(c)                 None of the execution and delivery by the Issuer of any of the Transaction Documents to which the Issuer is party, the performance by the Issuer of the obligations contemplated thereby or the consummation of the transactions contemplated thereby will (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to or by which the Issuer or any of its assets or properties may be subject or bound, except where such violation would not have a Material Adverse Effect, (B) any contract, agreement, indenture, lease, license, deed, binding obligation or instrument to which the Issuer is a party or by which the Issuer or any of its assets or properties is bound, except where such violation would not have a Material Adverse Effect or (C) any of the organizational documents of the Issuer; or (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Issuer.

(d)                Each Transaction Document to which the Issuer is a party has been duly authorized, executed and delivered by the Issuer.

(e)                 The Transaction Documents to which the Issuer is a party, when duly authorized, executed and delivered by the other party or parties thereto, and, in the case of the Original Notes, when issued and authenticated in accordance with the provisions of the Indenture, constitutes the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(f)                  Assuming the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement, on the Closing Date, there exists no Event of Default nor any event that, had the Original Notes already been issued, would constitute a Default or an Event of Default.

(g)                 On the Closing Date, subject to the Liens created in favor of the Trustee and except for any other Permitted Liens, there exists no Lien over the assets of the Issuer.

(h)                Assuming the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement, there is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, other proceeding or, to the knowledge of the Issuer, investigation pending or, to the knowledge of the Issuer, threatened that challenges or seeks to prevent or delay the consummation of the transactions contemplated by the Transaction Documents.

(i)       The Issuer has no Subsidiaries.

(j)      Assuming the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement, the Issuer has good and marketable title to the assets and property constituting the Collateral, free and clear of any Liens other than Permitted Liens.

(k)     Under the laws of the State of Delaware, the laws of the State of New York and U.S. federal law in force at the Closing Date, it is not necessary that any Transaction Document (other than evidences and perfection of the Liens) be filed, recorded or enrolled by the Issuer with any court or other Governmental Authority in any such jurisdictions or that any stamp, registration or similar Tax be paid by the Issuer on or in relation to any Transaction Document (other than filings with the SEC, Uniform Commercial Code financing statements set forth in Exhibit D to the Indenture, the notice to Counterparty contained in the Counterparty Instruction and the various consents and agreements, if any, pursuant to the Indenture).

(l)       The Indenture creates in favor of the Trustee, for the benefit of the Noteholders, a valid and enforceable security interest in the Collateral, and, when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Indenture shall constitute a fully perfected security interest in all right, title and interest of the Issuer in the Collateral to the extent perfection can be obtained by filing UCC financing statements.  No other security agreement, financing statement or other public notice with respect to all or any part of the Collateral (other than any of the foregoing that is referenced in Exhibit D to the Indenture or otherwise names the Trustee as secured party) is on file or of record in any public office that perfects a valid security interest therein.

(m)    Assuming the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement, the Issuer has determined, and by virtue of its entering into the transactions contemplated hereby and its authorization, execution and delivery of the Transaction Documents to which it is party, that its incurrence of indebtedness and any other liability hereunder or thereunder or contemplated hereby or thereby, (i) does not leave the fair saleable value of its assets less than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) does not leave the present fair saleable value of its assets less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) does not leave it unable to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (iv) does not leave it with unreasonably small capital with which to engage in its business or unable to pay its debts as they mature, (v) will not cause it to become subject to any Voluntary Bankruptcy or Involuntary Bankruptcy and (vi) will not render it insolvent within the meaning of Section 101(32) of the Bankruptcy Code.  The Issuer has not incurred and does not have present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured.

(n)     Assuming the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement, no material adverse change in the business, financial condition, operations, earnings, performance or properties of the Issuer has occurred since its date of formation, other than its incurrence of indebtedness pursuant to the Indenture.

(o)     The Issuer is an entity that is disregarded as separate from the initial Equityholder for U.S. federal income tax purposes.  The Issuer has never filed any tax return or report under any name other than its exact legal name at the time of the applicable filing.  The Issuer has filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it.  The Issuer does not have any express or implied obligation to indemnify any other Person with respect to Taxes.

(p)     No step has been taken or is intended by the Issuer or, so far as it is aware, any other Person for the winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of the Issuer or all or any of its assets.

(q)     Subject to Permitted Liens, the Issuer has not assigned or pledged any of its right, title or interest in the Collateral to anyone other than the Trustee.

(r)      Assuming the accuracy of the representations and warranties of Theravance in the Sale and Contribution Agreement and the due and timely performance by Theravance of its obligations under the Sale and Contribution Agreement, the Issuer is in compliance with the requirements of all Applicable Laws, a breach of any of which would be a Material Adverse Change.

(s)      The Issuer has the right under the Counterparty Agreement to direct the Counterparty to make Collaboration Payments to the Concentration Account.

Section 5.7            Other Representations and Warranties of Theravance.

(a)     Each of the representations and warranties made by Theravance in Article III of the Sale and Contribution Agreement is hereby incorporated herein by reference as if fully set forth herein and given for the benefit of the Purchaser.

(b)     As of their respective filing dates, the Theravance SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the Theravance SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

(c)      The Products are Collaboration Products (as such term is defined in the Counterparty Agreement).

(d) The Transferor is not in breach of the Counterparty Agreement where such breach would give rise to a right of the Counterparty to terminate the Counterparty Agreement.

ARTICLE VI
CONDITIONS TO CLOSING

The obligations of the Issuer and Theravance hereunder are subject to the execution by the Purchaser of the letter attached as Exhibit A.

The obligations of the Purchaser hereunder are subject to the accuracy, on and as of the date hereof and the Closing Date, of the representations and warranties of the Issuer and Theravance contained herein, to the accuracy of the statements of the Issuer and Theravance and their respective officers made in any certificates delivered pursuant hereto, to the performance by the Issuer and Theravance of their respective obligations hereunder and to each of the following additional terms and conditions:

Section 6.1            True Sale and Non-Consolidation Opinion and Transactional Opinion.  Skadden, Arps, Slate, Meagher & Flom LLP shall have furnished (a) to the Trustee its reasoned opinion, addressed to the Trustee and dated the Closing Date, as to the sale, contribution, assignment, transfer, conveyance and granting by Theravance of the Transferred Assets to the Issuer constituting a true sale and capital contribution and not a secured loan and as to the non-consolidation of the Issuer in a bankruptcy proceeding of Theravance, which opinion shall be in form and substance reasonably satisfactory to the Note Purchasers, and (b) to the Note Purchasers its opinion as to certain other transactional matters, as special counsel to the Issuer and Theravance, addressed to the Note Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Note Purchasers.

Section 6.2            Note Purchaser’s Counsel Opinions.  Pillsbury Winthrop Shaw Pittman LLP, special counsel to the Note Purchasers, shall have furnished to the Note Purchasers (a) its reasoned opinions, each addressed to the Note Purchasers and dated the Closing Date, as to certain product clearance and validity matters, and (b) its opinion addressed to the Note Purchasers dated the Closing Date as to such matters related to the Transaction Documents as the Note Purchasers may reasonably request.

Section 6.3            Certification as to Note Purchase Agreement.  Each of the Issuer and Theravance shall have furnished to the Note Purchasers a certificate, dated the Closing Date, of its respective Responsible Officer, stating that, as of the Closing Date, the representations and warranties of the Issuer or Theravance, as the case may be, in and incorporated into this Note Purchase Agreement are true and correct and the Issuer or Theravance, as the case may be, has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

Section 6.4            Authorizations.  Each of the Issuer and Theravance shall have furnished to the Note Purchasers (i) certified copies of its respective organizational documents, including as such documents have been amended to effect the transactions contemplated by the Transaction

Documents, and (ii) a copy of the resolutions, consents or other documents, certified by a Responsible Officer of the Issuer or Theravance, as the case may be, as of the Closing Date, duly authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and any other documents to be executed on or prior to the Closing Date by or on behalf of it in connection with the transactions contemplated thereby.

Section 6.5            Offering of Original Notes.  The Placement Agent shall have delivered to the Issuer a certificate as to the manner of the offering of the Original Notes and the number and character of the offerees contacted, which certificate shall (a) state that the Placement Agent (i) did not solicit offers for, or offer, the Original Notes by means of any form of general solicitation or general advertising or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act and (ii) solicited offers for the Original Notes only from, and offered the Original Notes only to, Persons who it reasonably believed were Qualified Purchasers who are not Restricted Parties and are (A) QIBs or, if any such Person was buying for one or more institutional accounts for which such Person was acting as fiduciary or agent, only when such Person reasonably believed that each such account was a QIB, (B) in the case of offers outside the United States, Non-U.S. Persons in accordance with Rule 903 of Regulation S, and (C) to Institutional Accredited Investors and (B) represent that none of the Placement Agent or, to the knowledge of the Placement Agent, any managing member of the Placement Agent or any director, executive officer or other officer of the Placement Agent or any such managing member participating in the offering of the Original Notes is subject to disqualification under Rule 506(d) under the Securities Act, and shall further state that counsel to the Issuer and Theravance and to the Note Purchasers may rely thereon in rendering their respective opinions to be delivered hereunder.

Section 6.6            Use of Proceeds.  The Issuer will apply the proceeds of the sale of the Original Notes as set forth in Section 1.1.

Section 6.7            CUSIP Numbers.  Standard & Poor’s CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, shall have issued CUSIP numbers and ISIN numbers for the Original Notes.

Section 6.8            Counterparty Agreement.  The Counterparty Agreement shall be in full force and effect.

Section 6.9            Proceedings.  All proceedings and legal matters incident to the formation and constitution of the Issuer and the issuance of the Original Notes, and all other legal matters relating to the Transaction Documents and the transactions contemplated hereby and thereby, shall be reasonably satisfactory in all material respects to the Purchaser, and the Issuer and Theravance shall have furnished to the Purchaser all documents and information that it or counsel to the Purchaser may reasonably request to enable them to pass upon such matters.

Section 6.10          Consummation of Transactions.  All of the transactions contemplated by the Transaction Documents to be completed on or before the Closing Date shall have been consummated or shall be consummated concurrently with the transactions contemplated hereby in compliance with Applicable Law without amendment or waiver of any material condition thereof, and the Purchaser shall have received executed copies of the Transaction Documents (which shall be in full force and effect).

Section 6.11          No Actions.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority that would, as of the Closing Date, prevent the issuance or sale of the Original Notes, and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date that would prevent the issuance or sale of the Original Notes.

Section 6.12          Compliance with Laws.  If requested by a Note Purchaser, the Issuer shall have provided such Note Purchaser with such information as it may reasonably request to enable such Note Purchaser to determine whether such purchase shall (i) be permitted by the Applicable Laws of each jurisdiction to which such Note Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment and (ii) not violate any Applicable Law (including Regulation T, U or X of the Board of Governors of the Federal Reserve System).

Section 6.13          Investment Company Act Matters.  The Issuer shall have instructed DTC to send the Important Section 3(c)(7) Notice to all DTC participants in connection with the offering of the Original Notes.

Section 6.14          No Default; No Event of Default.  There exists no Event of Default nor any event that, had the Original Notes already been issued, would constitute a Default or an Event of Default.

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.1            DTC.  The Issuer will, and Theravance will cause the Issuer to, use reasonable best efforts to comply with the agreements set forth in the representation letter of the Issuer to DTC relating to the approval of the Original Notes by DTC for “book-entry” transfer.

Section 7.2            Expenses.  The Issuer and Theravance jointly and severally agree to pay or cause to be paid from the proceeds of the issuance of the Original Notes all reasonable, documented Transaction Expenses of Pillsbury Winthrop Shaw Pittman LLP, acting as special counsel to the Note Purchasers, in an amount not in excess of the amount set forth in Section 3 of the letter agreement dated March 21, 2014 between Theravance and the Placement Agent, it being understood that neither the Issuer nor Theravance will reimburse any other expenses of any Note Purchasers (including expenses of any other counsel).

Section 7.3            Cayman Listing.  The Issuer shall use its commercially reasonable best efforts to affect the listing of the Original Notes on the Cayman Islands Stock Exchange and to maintain such listing on the Cayman Islands Stock Exchange as promptly as practicable on or after the Closing Date.

Section 7.4            Counterparty Instruction.  As soon as practicable following the Closing on the Closing Date, the Issuer or Theravance shall provide the Counterparty Instruction to the Counterparty pursuant to Section 6.2(b) of the Sale and Contribution Agreement and provide a copy of the Counterparty Instruction to the Note Purchasers.

Section 7.5            Filing of Financing Statements. As soon as practicable following the Closing on the Closing Date, the Issuer shall file financing statements under the UCC and other recordings required to be made to perfect a security interest in the Transferred Assets sold, contributed, assigned, transferred, conveyed and granted on the Closing Date to the Issuer and the Collateral, including those specified in Exhibit D to the Indenture.

ARTICLE VIII
SURVIVAL OF CERTAIN PROVISIONS

Section 8.1            Survival of Certain Provisions.  The representations, warranties, covenants and agreements contained in this Note Purchase Agreement shall survive (a) the execution and delivery of this Note Purchase Agreement and the Original Notes and (b) the purchase or transfer by any Note Purchaser of any Original Note or portion thereof or interest therein.  All such provisions are binding upon and may be relied upon by any subsequent holder or beneficial owner of an Original Note, regardless of any investigation made at any time by or on behalf of any Note Purchaser or any other holder or beneficial owner of an Original Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any party hereto pursuant to this Note Purchase Agreement shall be deemed to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby regardless of any investigation made by or on behalf of any such party.  For the avoidance of doubt, all representations, warranties and covenants in this Note Purchase Agreement, in any other Transaction Document or in any certificate or other instrument delivered pursuant hereto or thereto are made as of the date specified herein or therein, as applicable, and neither Theravance nor the Issuer shall be under any obligation to reaffirm any representations, warranties or covenants made herein or therein on any subsequent date.  Only a Person who is not a Restricted Party may make any claim against Theravance or the Issuer with respect to any breach of any representation, warranty or covenant contained in any such document.

This Note Purchase Agreement and the other Transaction Documents embody the entire agreement and understanding among the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof, other than the separate Confidentiality Agreements entered into between each Note Purchaser and Theravance or the Issuer, as applicable, relating to the transactions contemplated hereby.

ARTICLE IX
NOTICES

Section 9.1            Notices.  All statements, requests, notices and agreements hereunder shall be in writing and delivered by hand, mail, overnight courier or telefax as follows:

(a)     if to the Purchaser, in accordance with Schedule 1;

(b)     if to the Issuer, in accordance with Section 12.5 of the Indenture; and

(c)      if to Theravance, in accordance with Section 8.3 of the Sale and Contribution Agreement.

ARTICLE X
SUCCESSORS AND ASSIGNS

Section 10.1          Successors and Assigns.  This Note Purchase Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assignees and permitted transferees.  So long as any of the Original Notes are Outstanding, neither the Issuer nor Theravance may assign any of its rights or obligations hereunder or any interest herein, other than to a successor in interest to Theravance in accordance with the Transaction Documents, without the prior written consent of the Purchaser.

ARTICLE XI
SEVERABILITY

Section 11.1          Severability.  Any provision of this Note Purchase Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Applicable Law) not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE XII
WAIVER OF JURY TRIAL

Section 12.1          WAIVER OF JURY TRIAL.  THE PURCHASER, THE ISSUER AND THERAVANCE HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS NOTE PURCHASE AGREEMENT.

ARTICLE XIII
GOVERNING LAW; CONSENT TO JURISDICTION

Section 13.1          Governing Law; Consent to Jurisdiction.  THIS NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.  The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Note Purchase Agreement or the transactions contemplated hereby.

ARTICLE XIV
COUNTERPARTS

Section 14.1          Counterparts.  This Note Purchase Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Note Purchase Agreement.  Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

ARTICLE XV
TABLE OF CONTENTS AND HEADINGS

Section 15.1          Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Note Purchase Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE XVI
TAX DISCLOSURE

Section 16.1          Tax Disclosure.  Notwithstanding anything expressed or implied to the contrary herein, the Purchaser and its respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated by this Note Purchase Agreement and the agreements and instruments referred to herein and all materials of any kind (including opinions or other tax analyses) that are provided to the Purchaser relating to such tax treatment and tax structure; provided, however, that neither the Purchaser nor any employee, representative or other agent thereof shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could reasonably result in a violation of any Applicable Law relating to federal or state securities matters.  For these purposes, the tax treatment of the transactions contemplated by this Note Purchase Agreement and the agreements and instruments referred to herein means the purported or claimed U.S. federal or state tax treatment of such transactions.  Moreover, the tax structure of the transactions contemplated by this Note Purchase Agreement and the agreements and instruments referred to herein includes any fact that may be relevant to understanding the purported or claimed U.S. federal or state tax treatment of such transactions.

ARTICLE XVII
MISCELLANEOUS

Section 17.1          Limited Recourse.  Each of the parties hereto accepts that the enforceability against the Issuer of any obligations of the Issuer hereunder shall be limited to the Collateral.  Once all such Collateral has been realized upon and such Collateral has been applied in accordance with Article III of the Indenture, any outstanding obligations of the Issuer shall be extinguished.  Each of the parties hereto further agrees that it shall take no action against any employee, partner, director, officer, member, counsel, manager, representative or administrator of the Issuer or the Trustee under this Note Purchase Agreement; provided, that nothing herein shall limit the Issuer (or its permitted successors or assigns, including any party hereto that becomes such a successor or assign) from pursuing claims, if any, against any such Person.  The provisions of this Section 17.1 shall survive termination of this Note Purchase Agreement and the Indenture; provided, further, that the foregoing shall not in any way limit, impair or otherwise affect any rights of any party to proceed against any employee, partner, director, officer, member, counsel, manager, representative or administrator of the Issuer (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, partner, director, officer, member, counsel, manager, representative or administrator or (b) for the receipt of any distributions or payments to which the Issuer or any successor in interest is entitled, other than distributions expressly permitted pursuant to the other Transaction Documents.  For the avoidance of doubt, this Section 17.1 does not affect the ability of the Trustee or any Noteholder to exercise any rights or remedies it may have under the Indenture.

Section 17.2          Distribution Reports.  Each party hereto acknowledges and agrees that the Trustee may effect delivery of any Distribution Report (including the materials accompanying such Distribution Report) by making such Distribution Report and accompanying materials available by posting such Distribution Report and accompanying materials on IntraLinks or a substantially similar electronic transmission system; provided, however, that, upon written notice to the Trustee, any Noteholder may decline to receive such Distribution Report and accompanying materials via IntraLinks or a substantially similar electronic transmission system, in which case such Distribution Report and accompanying materials shall be provided as otherwise set forth in the Transaction Documents.  Subject to the conditions set forth in the proviso in the preceding sentence, nothing in this Section 17.2 shall prejudice the right of the Trustee to make such Distribution Report and accompanying materials available in any other manner specified in the Transaction Documents.

Section 17.3          Confidentiality.  Except as otherwise required by Applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Issuer or its Representatives or in connection with the enforcement of any Transaction Document or as otherwise set forth in this Section 17.3, the Issuer will, and will cause each of its Affiliates, directors, officers, employees, agents and representatives who receive such information (collectively, its “Representatives”) to, treat and hold as confidential and not disclose to any

Person any and all confidential information furnished to it by the Purchaser, including the information in Schedule 1 and the identity of any shareholders, members, directors or Affiliates of the Purchaser, and to use any such confidential information only in connection with this Note Purchase Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Issuer and its Representatives may disclose such information on a need-to-know basis to its or their respective Representatives, members, managers, brokers, advisors, lawyers, accountants, bankers, trustees, investors, co-investors, insurers, insurance brokers, underwriters and financing parties; provided, however, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such confidential information confidential pursuant to obligations of confidentiality substantially similar to those set forth herein.  In addition, except as required by Applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) and except as otherwise set forth in this Section 17.3, neither the Issuer nor any of its Affiliates shall disclose to any Person, or use or include in any public announcement or any public filing, the identity of any shareholders, members, directors or Affiliates of the Purchaser in relation to the transactions contemplated by the Transaction Documents, without the prior written consent of such shareholder, member, director or Affiliate.

The confidentiality obligations of the Purchaser under the confidentiality agreement referenced in Schedule 1 are hereby incorporated by reference herein.  The Purchaser hereby agrees to be bound by such obligations until the later of:  (i) the date specified in such confidentiality agreement as the date on which such obligations shall terminate and (ii) the date that is 18 months following the date that the Purchaser ceases to have an interest in the Original Notes, whether through a sale of its interest, the maturity or repayment of its interest or otherwise.

{SIGNATURE PAGE FOLLOWS}

If the foregoing is in accordance with your understanding of this Note Purchase Agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between us and you in accordance with its terms.

Very truly yours,

LABA ROYALTY SUB LLC

By:
Name:
Title:

THERAVANCE, INC.

By:
Name:
Title:

[PURCHASER SIGNATURE PAGE]

SCHEDULE 1

Confidentiality Agreement Referenced In Section 4.7:

Date:                     , 2014

Parties: LABA Royalty Sub LLC and

Purchaser	Principal Amount of Original Notes	Notice Information

1-1

EXHIBIT A

[LEK Letterhead]

April 17, 2014

L.E.K. Non Reliance Letter

Project Thunder:  L.E.K. Final Report Dated March 18, 2014 (“Final Report”)

We are writing to confirm the terms upon which we are prepared to disclose a copy of the Final Report to you.  You acknowledge that this letter is intended to be legally binding between us.

1.                                      Introduction

1.1.                           The Final Report has been prepared at the request of Theravance, Inc. (the “Client”) which is contemplating the sale by the Client’s wholly-owned subsidiary, LABA Royalty Sub LLC (the “Issuer”), of $450,000,000 in aggregate principal amount of the Issuer’s LABA PhaRMASM 9.0% Fixed Rate Term Notes due 2029 in transactions exempt from the registration requirements of the Securities Act (the “Transaction”).

1.2.                           Upon your accepting the terms of this letter and confirming such acceptance by signing and returning to us a copy of this letter, we will disclose to you a copy of the Final Report addressed to the Client.

2.                                      Final Report

2.1.                           The Final Report has been prepared for the sole benefit and use of the Client upon instructions received from the Client.

2.2.                           Your interests and priorities are not known to us and have not been considered in the preparation of the Final Report.

3.                                      Disclosure

3.1.                           The Final Report is confidential, and in consideration of you keeping it confidential, we shall disclose a copy to you for your reference in connection with the proposed Financing of the Transaction.  You are not permitted to use the Final Report for any other purpose and you are not permitted to copy, publish, quote or share content from, disclose or circulate the Final Report or any part of it.

3.2.                           You may refer to the Final Report but the Final Report must be construed in the context in which it was prepared including the constraints relating to availability of time and information, the quality of that information, the instructions agreed with the Client and our assumptions and qualifications, in each case, as more fully set out in the Final Report.

3.3.                           You are not permitted to rely on the Final Report.  You accept that we would not disclose the Final Report to you if you intended to rely on it without implementing additional measures protecting our position.

3.4.                           Your reference to the Final Report is not a substitute for the investigations you would ordinarily undertake or those investigations that you would be recommended to make given your involvement in or in connection to the Transaction.

3.5.                           Notwithstanding paragraph 3.1:

(a)                                 you may disclose a copy of the Final Report to third parties as required by law;

(b)                                 you may disclose a copy of the Final Report to legitimate authorities in the discharge of regulatory obligations;

(c)                                  you may disclose a copy of the Final Report to those of your directors, officers, employees, professional advisers and affiliates (and such affiliates’ directors, officers, employees and professional advisers) who require disclosure in order to consider and pursue the Transaction;

provided that, in the case of paragraph 3.5(c) you ensure that the recipients: (i) accept disclosure of the Final Report on a non-reliance basis and without liability to L.E.K. and (ii) abide by the terms of paragraphs 3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.5(b) as if they were legally bound by this letter.

3.6.                           Upon written request by L.E.K. you shall provide us with identification details of the recipients of the Final Report.

3.7.                           You accept that all costs and expenses (including related legal and professional adviser expenses) incurred by L.E.K. in discharging or extinguishing L.E.K. liability to third parties arising from or as a result of your breach of the terms of this paragraph 3 shall be foreseeable and recoverable as loss and damage.

4.                                      Limitation of Liability

4.1.                           You are not a client of L.E.K. and we owe no obligations or duties to you in respect of the Final Report whether in contract, tort (including negligence), breach of statutory duty or otherwise.

4.2.                           Neither L.E.K. nor the Related Persons shall have any liability to you or any third party for any loss or damage arising out of or in connection with, the disclosure of the Final Report by us to you, the receipt by any third party of the Final Report through you, or any reliance placed on, or use of, the Final Report by you or any third party, howsoever arising, whether arising in or caused by breach of contract, tort (including negligence), breach of statutory duty or otherwise.

4.3.                           All Related Persons shall, subject to paragraph 5.2, have the benefit of and may enforce all exclusions and limitations of liability to which L.E.K. has the benefit under this letter.

4.4.                           Nothing in this letter shall exclude or in any way limit the liability of L.E.K. or any Related Persons to you for (i) fraud, (ii) death or personal injury caused by L.E.K.’s negligence (including negligence as defined in s. 1 Unfair Contract Terms Act 1977), (iii) breach of terms regarding title implied by s. 2 Supply of Goods and Services Act 1982, or (iv) any liability to the extent the same may not be excluded or limited as a matter of law (including under the Financial Services and Markets Act 2000).

5.                                      General

5.1.                           This letter is for your personal benefit, and you are not permitted to charge, to declare a trust in respect of, delegate or transfer, any rights or obligations arising out of or in connection with this letter.

5.2.                           Except as stated in this paragraph 5.2, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter.  Any term of this letter which purports to confer a benefit on Related Persons (including, without limitation, any term excluding or limiting liability), may be enforced by such Related Persons, provided that no such Related Persons shall be entitled to enforce such term without L.E.K.’s prior written consent.

5.3.                           The parties to this letter may, by agreement, rescind this letter or vary it in any way without the consent of any Related Persons notwithstanding that a Related Person has relied on or indicated assent to any term of this letter.

5.4.                           No variation of any term of this letter shall be effective unless recorded in writing and signed by an authorised representative of each party.

5.5.                           If any term of this letter is found to be illegal, invalid or unenforceable under any applicable law, such term shall, insofar as it is severable from the remaining terms, be deemed omitted from this letter and shall in no way affect the legality, validity or enforceability of the remaining terms.

5.6.                           In this letter, the following expressions shall have the following meanings:

“L.E.K.” means L.E.K. Consulting (International) Limited a limited liability company incorporated in England and Wales under number 2218120 and having its registered office at 40 Grosvenor Place, London, SW1X 7JL, and the expressions “we” or “us” shall be construed accordingly;

“Related Persons” means an Associated Company and all employees, and agents and contractors of L.E.K. and of any Associated Company, provided that, the expression “Related Persons” shall not include L.E.K.;

“Associated Company” means, in relation to L.E.K., (i) a partnership, company or other legal entity (anywhere in the world) which is L.E.K. ‘s ultimate holding partnership, holding company or other ultimate holding legal entity and (ii) each direct and indirect subsidiary company, subsidiary partnership or other subsidiary legal entity of the legal entity identified under point (i) to the extent of a holding or interest of 50% or more in such company, partnership or entity, and (iii) each associated company or associated partnership or other associated legal entity, whether directly or indirectly owned or controlled by or in common ownership or control with L.E.K. or any of the legal entities identified under points (i) or (ii) to the extent of a holding or interest of 20% or more in such company, partnership or entity, provided that, the expression “Associated Company” shall not include L.E.K.

6.                                      Governing Law and Jurisdiction

6.1.                           This letter and all non-contractual obligations arising from or connected with this letter shall be governed by the laws of England.  Each party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or connection with this letter.

6.2.                           This letter contains all the terms agreed between the parties regarding its subject matter and supersedes any prior agreement, understanding or arrangement between the parties, whether oral or in writing.  No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the parties prior to signing this letter.  There are no conditions, warranties, representations or terms, express or implied, that are binding on us except as specifically stated in this letter.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Please confirm your acceptance of the terms of this letter by signing and returning to us a hard copy of this letter.

Signed for and on behalf of L.E.K. Consulting (International) Limited:

Director	Director

We acknowledge and accept the terms of this letter.

Signed and agreed by

Name

Title

Signature

Date